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                                                           EXHIBIT 99.1


CONTACTS:

INVESTMENT COMMUNITY:                          MEDIA:
Carol Gruetter                                 John Lockhart
NeoTherapeutics, Inc.                          Halsted Communications, Inc.
Tel: (949) 788-6700                            Tel:   (800) 600-7111 x.224
e-mail:  cgruetter@neotherapeutics.com                (213) 957-3111 x.224
                                               e-mail:  jlockhart@halsted.com

Margaret Wyrwas and Christine Seketa
Hill and Knowlton, Inc.
Tel: (212) 885-0544 or (212) 885-0350
e-mail:  mwyrwas@hillandknowlton.com
         cseketa@hillandknowlton.com


 NEOTHERAPEUTICS ANNOUNCES RESULTS FROM FIRST U.S. CLINICAL TRIAL OF AIT-082

     PRESENTED TODAY AT SOCIETY FOR NEUROSCIENCE MEETING IN LOS ANGELES


Los Angeles -- November 10, 1998--NeoTherapeutics, Inc. (Nasdaq: NEOT, NEOTW) and the Alzheimer's Disease Cooperative Study (ADCS), a clinical research group directed by Dr. Leon Thal and funded by the National Institute on Aging, announced today at the 28th Annual Meeting of the Society for Neuroscience in Los Angeles results from a Phase 1 clinical trial on NeoTherapeutics' drug compound AIT-082 (NEOTROFIN-TM-, leteprinim potassium).

The presentation entitled "A Phase 1 Study of AIT-082 in Healthy Elderly Volunteers" was co-authored by Dr. Michael Grundman and his colleagues at the ADCS. The ADCS conducted a Phase 1 study of AIT-082, which represented the first U.S. clinical trial for this drug, in eight healthy elderly volunteers at two clinical sites. After initial treatment with a placebo, six subjects were treated with rising doses of AIT-082 on a weekly basis. Two volunteers received placebo throughout this double-blind trial. The study participants tolerated the drug well without significant side effects. Subjects tended to perform better on tests of memory and concentration when they received AIT-082 than when they received placebo. Due to the small number of people in this study, further testing will be required before the effects of AIT-082 on memory can be established.

AIT-082 is a novel small molecule that, in animals, crosses the blood-brain barrier to regenerate nerve function by increasing levels of neurotrophic growth factors and causing nerve sprouting in the brain. Pre-clinical studies in animals have demonstrated that AIT-082 improves memory in aged animals and in animals with neurological deficits. Dr. Leon Thal of the University of California, San Diego and Director of the Alzheimer's Disease Cooperative Study commented "The unique manner in which AIT-082 acts was the basis for the interest of the ADCS in evaluating this compound. While we are very encouraged with the preliminary results from this limited trial, additional larger studies are required before any



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definitive conclusion can be made regarding the efficacy of AIT-082 for the treatment of Alzheimer's disease. The ADCS is pleased to be collaborating in the evaluation of this drug."

Dr. Neil Buckholtz, Chief of the Dementias of Aging Branch of the National Institute on Aging (NIA), a division of the National Institutes of Health, said: "The NIA is very encouraged that AIT-082 proved safe in this small group of people. We look forward to additional data from larger clinical trials. The progress on AIT-082 reflects the accomplishments that can be made through a productive cooperation between government and the pharmaceutical industry."

The ADCS has recently begun its second study with AIT-082. Thirty-six patients with mild to moderate Alzheimer's disease will participate in this second Phase 1 study in which the participants will receive AIT-082 or a placebo daily for seven days. The study is predominately designed to measure safety parameters but will also look at memory improvement in the patients.

"As the first drug in human clinical trials which could promote regeneration of nerve function in patients with Alzheimer's disease, we are very encouraged by these positive results," said Dr. Alvin Glasky, President and Chief Scientific Officer of NeoTherapeutics. "Based upon the clinical results observed in this study, as well as in our other Phase 1 clinical trials, we have accelerated the clinical development program for the use of NEOTROFIN" (AIT-082) in Alzheimer's disease." AIT-082 is also being evaluated in a Phase 2 clinical trial of patients with mild to moderate Alzheimer's disease.

The Alzheimer's Disease Cooperative Study (ADCS) is a consortium of approximately 35 academic medical centers funded by the National Institute on Aging for the purpose of conducting clinical trials in Alzheimer's disease. In addition to AIT-082, the ADCS has conducted clinical trials with vitamin E, prednisone, melatonin, and estrogen. Alzheimer's disease affects approximately four million people in the United States alone.

The National Institute on Aging has provided support to this drug through Small Business Innovative Research grants, contracted services for drug manufacturing (with the National Institute of Mental Health) and toxicity testing as well as funding the ADCS clinical trials.

NeoTherapeutics' research program is focused on designing and developing small molecules capable of promoting nerve regeneration and repair for a range of neurological diseases and conditions such as Alzheimer's and Parkinson's diseases, stroke and spinal cord injury. Additional compounds in NeoTherapeutics' product pipeline address other health issues such as migraine and depression. For additional Company information, visit the NeoTherapeutics web site at WWW.NEOTHERAPEUTICS.COM.

This press release contains forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the early stage of product development, the need for additional funding, the initiation and completion of clinical trials and dependence on third parties for clinical testing, manufacturing and marketing. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

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